Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2002 relating to the financial statements and financial statement schedules of Prudential Financial, Inc., which appears in the Annual Report on Form 10-K of Prudential Financial, Inc. for the year ended December 31, 2001.

/s/    PRICEWATERHOUSECOOPERS LLP
New York, New York
January 10, 2003